BUYINS.NET Consults to Lexaria Corp to Surveil Short Sellers and Market Makers.

•	Approximately 26 Million Total Shares Shorted Since August 2009
•	Short Squeeze Expected When Stock Is Above $0.192 SqueezeTrigger Price

KELOWNA, BC / ACCESSWIRE / January 15, 2016 / Lexaria Corp. (LXRP) (CNSX:LXX) (the "Company" or "Lexaria") announced today that BUYINS.NET, http://www.buyins.net, a leading provider of Regulation SHO compliance monitoring, short sale trading statistics and market integrity surveillance, has initiated coverage on Lexaria Corp. (OTC: LXRP) after releasing the latest short sale data through January 14, 2016.

The total aggregate number of shares shorted since August 2009 is approximately 26 million shares. Approximately 40.82% of daily trading volume is short selling. The SqueezeTrigger price for all LXRP shares shorted is $0.192. A short squeeze is expected when the stock closes above the $0.192 SqueezeTrigger price.

Click here to view Report: http://www.buyins.com/reports/lxrp1-14-16.pdf

Click here for SqueezeTrigger: http://www.buyins.com/images2/lxrpstr1-14-16.jpg

Click here for Friction Factor: http://www.buyins.com/images2/lxrpff1-14-16.jpg Friction Factor calculates if a fair market is being made in the shares of LXRP.42% of the previous 38 trading days have been positive or bullish-biased and 58% have been negative or bearish-biased.

Regulation SHO requires bona-fide market-making activities to include making purchases and sales in roughly comparable amounts. The Securities and Exchange Commission has stated that bona-fide market-making DOES NOT include activity that is related to speculative selling strategies for investment purposes of the broker-dealer and is disproportionate to the usual market making patterns or practices of the broker-dealer in that security. Likewise, where a market-maker posts continually at or near the best offer, but does not also post at or near the best bid, the market-maker's activities would not generally qualify as bona-fide market-making. Moreover, a market-maker that continually executes short sales away from its posted quotes would generally not be considered to be engaging in bona-fide market-making.

BUYINS.NET will monitor LXRP market-makers daily for compliance with Fair Market-Making Requirements, for an initial 6-month surveillance period. Lexaria will always take all appropriate steps to encourage and ensure a fair and transparent flow of information for its stakeholders.

About Lexaria

Lexaria is a food sciences company focused on the delivery of active compounds that can behave as superfoods through its proprietary infusion technologies. Lexaria’s technology enables higher bioavailability rates for CBD; THC; NSAIDs; Nicotine and other molecules than is possible without lipophilic enhancement technology. The Company uses innovative technology to deliver unique food experiences. www.lexarienergy.com

About BUYINS.NET

BUYINS.NET, http://www.buyins.net, monitors trading in all US stocks in real time and maintains massive databases of short sale and naked short sale time and sales data, short squeeze SqueezeTrigger prices, market-maker price movements, shareholder data, statistical data on earnings, sector correlation, seasonality, hedge fund trading strategies and comparable valuations.

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

BUYINS.NET
Thomas Ronk
800-715-9999
tom@buyins.net
http://www.buyins.net

DISCLAIMER:

BUYINS.NET is not a registered investment adviser and nothing contained in any materials should be construed as a recommendation to buy or sell any securities. An affiliate of Lexaria Corp. has paid $1,167 per month for six months of data provided in this and ongoing reports. LXRP believes the information and data provided by buyins.net is accurate but has not verified it and cautions all interested parties to verify data prior to making any decisions. Please read our report and visit http://www.buyins.net, for complete risks and disclosures.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: the provision of any significant investor relations or media relations services. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will not need to attempt to raise additional capital. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that approximately 26 million shares of LXRP common stock has been shorted since 2009, and no knowledge that any shorting that has occurred is illegal or contrary to various regulations. Lexaria has not independently verified the data provided by any third party including www.buyins.net There is no assurance that any of Lexaria's postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.